Exhibit 99.1

NEWS RELEASE
CALIFORNIA WATER SERVICE GROUP

1720 North First Street
	San Jose, CA 95112-4598	July 30, 2008
For Immediate Release
Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CAL WATER ANNOUNCES RESULTS FOR THE 2ND QUARTER OF 2008

     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $10.1 million, up 31% from $7.7 million in the second quarter of 2007, and earnings per common share of $0.48, an increase of 30% over $0.37 in the same period last year.
     Revenues increased by $9.8 million, or 10%, to $105.6 million, with rate increases adding $6.0 million, sales to existing customers adding $3.6 million, and water usage by new customers adding $0.2 million.
     Total operating expenses for the second quarter of 2008 increased by $6.7 million to $91.1 million. Water production costs increased by $3.1 million due to water usage being higher compared to the same period last year. Administrative and general and other operations costs increased $1.3 million, due primarily to increases in outside water quality laboratory fees, purchases of chemicals and filters, conservation program costs, and uncollectable accounts.
     Fewer water system repairs resulted in a $0.3 million decrease in maintenance expense, which was $4.9 million for the quarter. Depreciation expense increased $0.9 million to $9.3 million as a result of increases in 2007 capital expenditures. Taxes other than income remained the same as last year.
     Other income decreased by $0.5 million to $0.4 million, declining as a result of mark-to-market adjustments associated with the market value of assets in the company’s non-qualified retirement plans and a decrease in interest income.
     For the twelve months ended June 30, 2008, net income was $32.2 million and dilutive earnings per share were $1.55, compared to net income of $28.3 million and dilutive earnings per share of $1.41 for the same period in the prior year. Revenues for the trailing twelve months were $378.2 million, compared to $355.8 million for the same period last year.
     “In the second quarter, we continued to work diligently with the California Public Utilities Commission (CPUC) on implementation of its Water Action Plan. As the quarter ended, several key regulatory decisions became effective, including one establishing a water revenue adjustment mechanism (WRAM) and modified cost balancing account (MCBA), and another authorizing rate increases throughout California to recover prudently-incurred costs,” said President and Chief Executive Officer Peter C. Nelson.
     “Overall it was a busy quarter, but the changes approved by the CPUC allow us to ramp up our water efficiency and conservation efforts, which we believe is critical given the current water issues in California,” Nelson said.
     Rate-Related Matters
     As a result of a decision issued by the CPUC in February 2008 (D.08-02-036), three significant changes occurred on July 1, 2008: a WRAM became effective, decoupling water sales from revenues; conservation rates (also known as tiered or increasing block rates) were established in most California districts to reward residential customers for conservation efforts; and an MCBA was instituted to track cost changes, including supply mix variations, for future recovery or refund in rates.
     Also effective on July 1, the CPUC approved incremental or step increases totaling $1.1 million for four California districts.
     Most recently, on July 10, 2008, the CPUC approved a settlement between the CPUC’s Division of Ratepayer Advocates and Cal Water, authorizing rate increases totaling $33.4 million for districts in Chico, East Los Angeles, Livermore, Los Altos, Mid-Peninsula (San Carlos and San Mateo), Salinas, Stockton, and Visalia.
     The decision also authorized Cal Water to request recovery in the remaining 16 districts for company-wide cost increases, including those related to water quality, engineering, and accounting, as well as increases in administrative expenses such as health care. $13.7 million in annual cost recovery has been requested and is now reflected in rates.
     Acquisitions and New Business
     In the second quarter of 2008, Hawaii Water Service Company (Hawaii Water) received approval from the Hawaii Public Utilities Commission (HPUC) to acquire a wastewater system serving approximately 800 customers in the community of Pukalani on Maui. Hawaii Water also signed an agreement to purchase a water and wastewater system serving approximately 250 customers in Kukio on the Big Island of Hawaii, which is pending HPUC approval. Additionally, in California, the company entered into an agreement to acquire Skyline County Water District, a 465-connection system adjacent to Cal Water’s Bear Gulch District, which is now pending CPUC approval.

     Other Information
     All stockholders and interested investors are invited to listen to the 2008 second quarter conference call on July 31, 2008, at 11:00 a.m. (EST), by dialing 1-866-837-9789 and keying in ID# 1253334. A replay of the call will be available from 2:00 p.m. (EST) July 31, 2008, through September 29, 2008, at 888-266-2081, ID# 1253334. The call, which will be hosted by President and CEO, Peter Nelson and Vice President and Chief Financial Officer, Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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Source: California Water Service Group

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)	June 30	December 31
	2008	2007
ASSETS
Utility plant:
Utility plant	$1,503,926	$1,447,047
Less accumulated depreciation and amortization	(455,862)	(436,851)

Net utility plant	1,048,064	1,010,196

Current assets:
Cash and cash equivalents	6,129	6,734
Receivables
Customers	24,195	18,600
Other	4,771	8,617
Unbilled revenue	16,948	12,911
Materials and supplies at average cost	4,671	4,744
Taxes, prepaid expense, and other assets	12,367	8,369

Total current assets	69,081	59,975

Other assets:
Regulatory assets	90,894	90,908
Other assets	23,789	23,420

Total other assets	114,683	114,328

	$1,231,828	$1,184,499

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	213,462	211,885
Retained earnings	171,728	173,617

Total common stockholders’ equity	385,397	385,709
Preferred stock	3,475	3,475
Long-term debt, less current maturities	288,281	289,220

Total capitalization	677,153	678,404

Current liabilities:
Current maturities of long-term debt	2,701	2,701
Short-term borrowings	23,000	—
Accounts payable	46,925	36,694
Accrued expenses and other liabilities	40,251	30,258

Total current liabilities	112,877	69,653

Unamortized investment tax credits	2,467	2,467
Deferred income taxes, net	67,536	69,712
Pension and postretirement benefits other than pensions	39,747	39,444
Regulatory and other liabilities	40,235	38,783
Advances for construction	173,221	168,024
Contributions in aid of construction	118,592	118,012
Commitments and contingencies

	$1,231,828	$1,184,499

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	June 30,	June 30,
	2008	2007
Operating revenue	$105,581	$95,782

Operating expenses:
Water production costs	40,349	37,271
Administrative and General	13,835	14,264
Other operations	12,766	11,010
Maintenance	4,947	5,241
Depreciation and amortization	9,276	8,380
Income taxes	6,442	4,792
Property and other taxes	3,484	3,435

Total operating expenses	91,099	84,393

Net operating income	14,482	11,389

Other income and expenses:
Non-regulated revenue	1,696	3,423
Non-regulated expenses	(1,132)	(1,966)
Gain on sale of non-utility property	7	(83)
Less: income taxes on other income and expenses	(219)	(560)

	352	814

Interest expense:
Interest Expense	5,157	4,926
Less: capitalized interest	(439)	(450)

Net interest expense	4,718	4,476

Net income	$10,116	$7,727

Earnings per share
Basic	$0.48	$0.37

Diluted	$0.48	$0.37

Weighted average shares outstanding
Basic	20,717	20,666

Diluted	20,741	20,690

Dividends per share of common stock	$0.2925	$0.2900

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Six-Months ended:

	June 30,	June 30,
	2008	2007
Operating revenue	$178,502	$167,352

Operating expenses:
Water production costs	65,707	63,084
Admistrative and General	27,253	26,835
Other operations	24,831	22,095
Maintenance	9,060	9,750
Depreciation and amortization	18,498	16,781
Income taxes	6,616	5,336
Property and other taxes	7,223	6,840

Total operating expenses	159,188	150,721

Net operating income	19,314	16,631

Other income and expenses:
Non-regulated revenue	4,601	6,465
Non-regulated expenses	(4,168)	(3,717)
Gain on sale of non-utility property	7	(83)
Less: income taxes on other income and expenses	(170)	(1,086)

	270	1,579

Interest expense:
Interest Expense	10,171	9,852
Less: capitalized interest	(889)	(950)

Net interest expense	9,282	8,902

Net income	$10,302	$9,308

Earnings per share
Basic	$0.49	$0.45

Diluted	$0.49	$0.45

Weighted average shares outstanding
Basic	20,702	20,663

Diluted	20,726	20,687

Dividends per share of common stock	$0.5850	$0.5800